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                                                                   Exhibit 1.1 e

[CANADA LETTERHEAD]        Industry Canada      Industrie Canada

CERTIFICATE                                             CERTIFICAT
OF AMENDMENT                                            DE MODIFICATION

CANADA BUSINESS                                         LOI CANADIENNE SUR
CORPORATIONS ACT                                        LES SOCIETES PAR ACTIONS

HOLLINGER INC.                                                          197578-1

Name of corporation-Denomination de la societe                              Corporation number-Numero de la societe

I hereby certify that the articles of the above-named corporation           Je certifie que les statuts de la societe susmentionnee
were amended                                                                ont ete modifies :

(a) under section 13 of the Canada Business Corporations Act in     [ ]     a) en vertu de l'article 13 de la Loi canadienne sur les
accordance with the attached notice;                                        societes par actions, conformement a l'avis ci-joint;

(b) under section 27 of the Canada Business Corporations Act as     [ ]     b) en vertu de l'article 27 de la Loi canadienne sur les
set out in the attached articles of amendment designating a                 societes par actions, tel qu'il est indique dans les
series of shares;                                                           clauses modificatrices ci-jointes designant une serie
                                                                            d'actions;

c) under section 179 of the Canada Business Corporations Act as
set out in the attached articles of amendment;                      [x]     c) en vertu de l'article 179 de la Loi canadienne sur
                                                                            les societes par actions, tel qu'il est indique dans les
                                                                            clauses modificatrices ci-jointes;

(d) under section 191 of the Canada Business Corporations Act as    [ ]     d) en vertu de l'article 191 de la Loi canadienne sur
set out in the attached articles of reorganization.                         les societes par actions, tel qu'il est indique dans les
                                                                            clauses de reorganisation ci-jointes.


                                       September 11, 1997/le 11 septembre 1997
Director - Directeur                   Date of Amendment - Date de modification


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[CANADA LETTERHEAD]

                                     FORM 4
                              ARTICLES OF AMENDMENT
                               (SECTION 27 OR 177)
--------------------------------------------------------------------------------
1 - NAME OF CORPORATION                            2 - CORPORATION NO.

    HOLLINGER INC.                                     197578-1
--------------------------------------------------------------------------------
3 - THE ARTICLES OF THE ABOVE-NAMED CORPORATION ARE AMENDED AS FOLLOWS:

    the certificate and articles of the Corporation are amended to create the twelfth series of Preference Shares, unlimited in number, to be designated as Retractable Shares, and to have attached thereto the rights, privileges, restrictions and conditions set forth in annexed Schedule A.

--------------------------------------------------------------------------------
DATE                    SIGNATURE                     TITLE

Sept. 11/97                                           Vice-President & Secretary
--------------------------------------------------------------------------------
                                                      FOR DEPARTMENTAL USE ONLY
                                                      Filed
                                                      --------------------------

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                                   SCHEDULE A

                          NUMBER AND DESIGNATION OF AND
                 RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS
                       ATTACHING TO THE RETRACTABLE SHARES

                  The twelfth series of Preference Shares of the Corporation shall consist of an unlimited number of Preference Shares which shall be designated as Retractable Shares (hereinafter referred to as the "Retractable Shares") and which, in addition to the rights, privileges, restrictions and conditions attached to the Preference Shares as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

1.       INTERPRETATION

1.1.     DEFINITIONS

                  For the purposes hereof:

         (a) "Act" means the Canada Business Corporations Act, as amended, re-enacted or replaced from time to time;

         (b) "Board" means the board of directors of the Corporation, the Executive Committee thereof or any other committee contemplated by section 3.2 hereof;

         (c) "Business Day" means a day other than Saturday, Sunday or any other day that is treated as a statutory holiday in the jurisdiction in which the Corporation's registered office is located;

         (d) "Canadian Dollar Equivalent" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying (A) the Foreign Currency Amount by (B) the exchange rate for such foreign currency in effect at 12 o'clock noon (eastern time) on such date as posted by Canadian Imperial Bank of Commerce or such other exchange rate on such date for such foreign currency as may be deemed by the Board to be appropriate for such purpose;

         (e) "Class A Common Shares" means shares of Class A common stock of Hollinger International Inc., par value U.S. $0.01 per share, and any other securities into which such shares may be changed or for which such shares may be exchanged (whether or not Hollinger International Inc. shall be the issuer of such other securities) or any other consideration which may be received by the holders of such shares pursuant to a recapitalization, reconstruction, reorganization or reclassification of, or amalgamation, merger, liquidation or similar transaction affecting, such shares;

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                                       -2-

         (f)      "Common Shares" means the common shares of the Corporation;

         (g) "Current Class A Market Price" means in respect of a Class A Common Share on any date, the Canadian Dollar Equivalent of the per share closing price (or if no closing price is recorded, the average of the bid and the ask prices) of Class A Common Shares on the last full trading day preceding such date as such price is reported on the NYSE Composite Transactions Tape, or if the Class A Common Shares are not listed on the NYSE, such other national, regional or provincial securities exchange or automated quotation system upon which the Class A Common Shares are listed or quoted, as the case may be, as may be selected by the Board for such purpose; provided, however, that if in the opinion of the Board the public distribution or trading activity of Class A Common Shares is inadequate to create a market that reflects the fair market value of a Class A Common Share then the Current Class A Market Price shall be determined by the Board based upon the advice of such qualified independent financial advisors as the Board may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board shall be conclusive and binding;

         (h) "Current Value" as at any date means the aggregate Fair Market Value of all of the assets of the Corporation (including any refundable tax previously paid by the Corporation which, in the opinion of the Board, is refundable as at such time) less the aggregate of:

                  (i) the maximum amount payable at such date by the Corporation on its liquidation, dissolution or winding-up in respect of any outstanding Preference Shares other than the Retractable Shares; and

                  (ii) the Corporation's liabilities, including any tax liabilities that would arise on a sale by the Corporation of all or substantially all of its assets which in the opinion of the Board would not be refundable as at such date;

                  all as determined by the Board;

         (i)      "Fair Market Value" as of any date of any asset means:

                  (i) with respect to shares of Class B common stock of Hollinger International Inc., the value of that number of Class A Common Shares into which such shares are convertible as determined below;

                  (ii) subject to clause (i) above, with respect to any security listed and posted on a stock exchange, the weighted average price at which such security traded for the 20 trading days immediately preceding such date (or such lesser period as the Board may determine from time to time) on the stock exchange on which the greatest volume of trading in the security occurred. during such period;

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                                      -3-

                  (iii) subject to clause (i) above, with respect to a security not listed and posted on a stock exchange but traded in an over-the-counter market, the weighted average trading price of such security on such over-the-counter market for the 20 trading days preceding such date or such lesser period as the Board may determine from time to time; and

                  (iv) for any other asset, the fair market value thereof as determined by the Board;

         (j)      "NYSE" means the New York Stock Exchange, Inc.;

         (k) "Retractable Shares" means the Retractable Shares of the Corporation; and

         (l) "Retraction Price" on any date shall be 90% of the quotient obtained by dividing the Current Value on such date by the total number of Retractable Shares and Common Shares outstanding on such date.

1.2.     HEADINGS

                  The headings in these share provisions do not affect their interpretation.

1.3.      NUMBER AND GENDER

                  Words importing the singular include the plural and vice-versa and words importing gender include all genders.

1.4.     DATES

                  In the event that any date on which any dividend on the Retractable Shares is payable by the Corporation, or on or by which any other action is required to be taken by the Corporation or the holders of Retractable Shares hereunder, is not a Business Day, then such dividend shall be payable, or such other action shall be required to be taken, on or by the next succeeding date that is a Business Day.

1.5.     CURRENCY

                  All cash amounts paid by the Corporation in respect of the Retractable Shares shall be made in Canadian dollars and all references herein to monetary amounts shall be construed accordingly.

2.       DIVIDENDS

                  The holders of the Retractable Shares shall be entitled to receive, and the Corporation shall pay thereon, as and when declared by the board of directors of the Corporation, subject to the insolvency provisions of applicable law, dividends in equal or equivalent amounts

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                                       -4-

per share to any dividends which the board of directors may declare on the Common Shares from time to time. No dividend on the Common Shares shall be declared or paid unless an equal or equivalent dividend per share on the Retractable Shares is contemporaneously declared or paid.

3.       RETRACTION RIGHT

3.1.     RIGHT OF RETRACTION

                  A holder of Retractable Shares shall be entitled at any time after the earlier of December 31,1997 and the date specified by the Corporation in a notice given in the manner set out in section 3.2(a), subject to the provisions of the Act and in the manner hereinafter provided, to surrender for retraction all or any of the Retractable Shares registered in the name of such holder.

3.2.     RETRACTION PRICE

         (a) The Board shall determine the Retraction Price as of the end of each fiscal quarter of the Corporation and as soon as practicable thereafter the Corporation shall give notice thereof (a "Retraction Price Notice") in the same manner in which dividend notices are required to be given by law or any stock exchange on which the Retractable Shares (or units comprised in part of Retractable Shares) are listed for trading from time to time. Subject to the following sentence, the Retraction Price set out in a Retraction Price Notice shall be in effect for all retractions subsequent to the date on which the Retraction Price Notice is given to and including the date on which the next Retraction Price Notice is given. Notwithstanding the foregoing, the Board shall have the absolute discretion to change the Retraction Price at any time as set out below if fluctuations in the trading price of publicly-traded securities owned by the Corporation cause a change of more than 10% in the Current Value during a fiscal quarter of the Corporation. To effect such a change the Retraction Price shall be determined as of such date as is selected by the Board and shall become effective as of the next Business Day following the date on which a press release is issued by the Corporation setting out the new Retraction Price or such later date as is specified in such press release.

         (b) The Corporation shall set out in any Retraction Price Notice the number and designation of publicly-traded securities owned by it (other than Class A Common Shares) if fluctuations in the trading price thereof during a fiscal quarter of the Corporation could reasonably be expected to cause a change of more than 10% in the Current Value during the fiscal quarter.

         (c) All determinations to be made by the Board relating to the Retraction Price may be made by the Executive Committee of the Board of Directors of the Corporation or any other committee of the Board of Directors to which such authority is delegated and shall be conclusive and binding on all shareholders of the Corporation.

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                                       -5-

3.3.     RETRACTION PROCEDURE

         (a) Retractable Shares may be retracted only by the registered holder thereof presenting and surrendering at any place where the Retractable Shares may be transferred or at such other place or places as shall be specified in writing by the Corporation to the holders of the Retractable Shares from time to time, the share certificate or certificates representing the Retractable Shares to be redeemed, duly completed and endorsed in the manner prescribed thereon, together with a request in writing in such form as may be acceptable to the Corporation (in this section 3.3, the "Retraction Notice") from such holder specifying the number of Retractable Shares to be redeemed by the Corporation. The date on which a holder duly tenders the documents described above is referred to herein as the "Retraction Date."

         (b) Subject to sections 3.5.2, 3.6 and Article 4 hereof, the Corporation shall redeem the appropriate number of Retractable Shares by sending or causing to be sent to or to the order of the registered holder thereof not later than 14 days after the Retraction Date a certificate representing that number of Class A Common Shares equal to (i) the Retraction Price of the Retractable Shares to be redeemed divided by (ii) the Current Class A Market Price on the Retraction Date.

         (c) If less than all of the Retractable Shares represented by any certificate or certificates so endorsed are to be redeemed, the Corporation shall issue and deliver to such holder, at the expense of the Corporation, a new share certificate representing the Retractable Shares which are not being surrendered for retraction.

3.4.     ELECTION IRREVOCABLE

                  Subject to paragraph 3.6 hereof, the election by any registered holder of Retractable Shares to surrender any Retractable Shares for retraction shall be irrevocable upon receipt by the Corporation or its agent of the Retraction Notice and the certificate and certificates representing the Retractable Shares to be redeemed; provided that the Corporation may, in its unfettered discretion, permit withdrawal of any such election at any time prior to payment of the Retraction Price for the Retractable Shares to be redeemed.

3.5.     RELATING TO THE DELIVERY OF CLASS A COMMON SHARES

         3.5.1.   QUALIFICATION AND LISTING

                           The Corporation shall satisfy the following conditions in respect of Class A Common Shares delivered on a redemption of Retractable Shares:

                  (a) the qualification of the Class A Common Shares by the filing of a prospectus and obtaining a final receipt therefor from the securities regulatory authorities in each of the provinces of Canada in which the distribution of such Class A Common Shares occurs, unless there exists an applicable exemption to

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                                      -6-

                  qualification thereunder that allows such Class A Common Shares (other than those issued to a person who is in a position by himself or in combination with others to materially affect control of the Corporation) to be immediately traded free of resale restrictions under applicable securities legislation; and

                  (b) the effectiveness of a registration statement under the U.S. Securities Act of 1933 ("U.S. Securities Act") with respect to the delivery of such Class A Common Shares, unless an exemption from the registration requirements of the U.S. Securities Act is available which would allow such Class A Common Shares to be immediately traded free of resale restrictions; and

                  (c) the listing of such Class A Common Shares on each stock exchange on which the Class A Common Shares are then listed.

         3.5.2.   FRACTIONS OF CLASS A COMMON SHARES

                           The Corporation shall not deliver a fraction of a Class A Common Share on a redemption of Retractable Shares. In lieu thereof the Corporation shall make a cash payment equal to the amount which would have been satisfied by the fraction of the Class A Common Share.

3.6.     RETRACTION LIMITATION

         (a) If the redemption by the Corporation of all Retractable Shares surrendered for retraction on a Retraction Date would be contrary to applicable law, the Corporation shall redeem only the maximum number of Retractable Shares which it is then permitted to redeem selected pro rata (disregarding fractions of shares) from the Retractable Shares surrendered for retraction according to the number of Retractable Shares surrendered for retraction by each holder thereof. Thereupon, each such holder shall be entitled, by notice to the Corporation, to withdraw all or part only of the Retractable Shares surrendered by such holder for retraction on such Retraction Date which have not been redeemed by the Corporation and the Corporation shall, at its expense, issue and deliver to each holder who exercises such right of withdrawal a new share certificate representing the Retractable Shares so withdrawn. Thereafter, the Corporation shall redeem on a date or dates determined by the Board on which the Corporation shall have sufficient assets to permit such redemption, the maximum number of Retractable Shares as have been surrendered for retraction and not previously withdrawn or redeemed which the Corporation determines it is then permitted to redeem, selected pro rata (disregarding fractions of shares) from such Retractable Shares according to the number of such Retractable Shares then held by each holder thereof and so on until all such Retractable Shares have been redeemed.

         (b) If the Board has acted in good faith in making any of the determinations referred to in paragraph 3.6(a) hereof, the Board and the Corporation shall have no liability if such determination proves to be inaccurate.

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                                      -7-

         (c) If the Corporation does not redeem all Retractable Shares surrendered for retraction on a Retraction Date the Corporation shall forthwith after such date notify each holder whose Retractable Shares have not been redeemed on such date of such holder's right to withdraw the Retractable Shares to surrendered and not redeemed by the Corporation.

3.7.     CESSATION OF RIGHTS

                  The Retractable Shares redeemed pursuant to this Article 3 shall cease to be entitled to dividends or any participation in the assets of the Corporation and the registered holder thereof shall not be entitled to exercise any of the rights of holders of Retractable Shares in respect thereof, unless payment therefor is not made as required herein, in which event the rights of the registered holder of such Retractable Shares shall remain unaffected.

4.       REDEMPTION RIGHT ON RECEIPT OF RETRACTION NOTICE

4.1.     RIGHT OF REDEMPTION

                  On receipt of a Retraction Notice duly tendered pursuant to section 3.3 together with the share certificate or certificates representing Retractable Shares to be redeemed, the Corporation shall be entitled to redeem all or any part of such Retractable Shares pursuant to this Article 4 for a cash payment equal to the Retraction Price per share on the Retraction Date in lieu of redeeming them in the manner set out in Article 3.

4.2.     CASH PAYMENT OF REDEMPTION PRICE

                  The Corporation shall exercise its redemption right pursuant to this Article 4 by sending or causing to be sent to or to the order of the registered holder of Retractable Shares to be redeemed not later than 14 days after the Retraction Date a cheque payable at any branch of the Corporation's bankers for the Retraction Price of such shares.

4.3.     PRO RATA TREATMENT

                  The Corporation shall exercise its redemption right pursuant to this Article 4 so that, subject to section 3.5.2, all holders of Retractable Shares to be redeemed on any Retraction Date shall receive the same portion of the Retraction Price payable to them in the form of Class A Common Shares and cash.

4.4.     PROCEDURE

                  The provisions of sections 3.6 and 3.7 shall apply, mutatis mutandis, to a redemption of Retractable Shares pursuant to this Article 4.

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                                       -8-

5.       VOTING RIGHTS

                  The holders of the Retractable Shares shall be entitled to receive notice of and to attend at all meetings of the shareholders of the Corporation, other than separate meetings of the holders of another class or series of shares, and to vote at any such meeting together with the holders of Common Shares on the basis of one vote for each Retractable Share held.

6.       LIQUIDATION, DISSOLUTION OR WINDING - UP

                  In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Retractable Shares shall be entitled to receive from the assets of the Corporation an amount for each Retractable Share held by them equal or equivalent to any amount per share to be paid or distributed to holders of the Common Shares, the whole before any amount shall be paid by the Corporation or any assets of the Corporation shall be distributed to holders of shares of any class of the Corporation ranking with respect to the distribution of assets in such event junior to the Retractable Shares. After payment to the holders of the Retractable Shares of the amounts so payable to them, they shall not be entitled to share in any further distribution of the assets of the Corporation.

7.       AMENDMENT

                  The rights, privileges, restrictions and conditions attached to the Retractable Shares may be added to, changed or removed by Articles of Amendment, but only with the approval of the holders of the Retractable Shares given as hereinafter specified in addition to any vote or authorization required by law.

8.       APPROVAL OF HOLDERS OF THE RETRACTABLE SHARES

                  The approval of the holders of the Retractable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Retractable Shares as a series or in respect of any other matter requiring the consent of the holders of the Retractable Shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of the Retractable Shares or passed by the affirmative vote of at least 2/3 of the votes cast at a meeting of the holders of the Retractable Shares duly called for that purpose.

                  The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time prescribed by the by-laws of the Corporation with respect to meetings of shareholders, or if not so prescribed, as required by the Act as in force at the time of the meeting or as otherwise required by law. On every poll taken at every meeting of holders of Retractable Shares as a series, each holder of Retractable Shares entitled to vote thereat shall have one vote in respect of each Retractable Share held.